Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-46434 and 333-45373 on Form S-3 and Registration Statement Nos. 333-122477 and 333-123055 on Form S-8 of PHH Corporation (formerly a wholly-owned subsidiary of Cendant Corporation) of our report dated March 11, 2005 (September 1, 2005 as to the matters described in Notes 1, 19 and 21), relating to PHH Corporation (which expresses an unqualified opinion and includes an explanatory paragraph with respect to the adoption of the fair value method of accounting for stock-based compensation and the consolidation provisions for variable interest entities in 2003, and an explanatory paragraph relating to the revision of the consolidated financial statements for all periods presented, in connection with the Company’s spin-off from Cendant Corporation in the first quarter of 2005, which give effect to the classification of certain subsidiaries as discontinued operations, the contribution of a business from Cendant Corporation, and modifications in the presentation of the consolidated financial statements to conform with the presentation adopted in the first quarter of 2005), appearing in this Current Report on Form 8-K of PHH Corporation.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
September 1, 2005